UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2004

Asyst Technologies, Inc.

(Exact Name of Registrant, as Specified in Charter)

California (State or Other Jurisdiction of Incorporation)	000-22430 (Commission File Number)	94-2942251 (IRS Employer Identification Number)

48761 Kato Road, Fremont, California (Address of Principal Executive Offices)	94538 (Zip Code)

Registrant’s telephone number, including area code: (510) 661-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

Item 2.06 is incorporated here by reference.

Item 2.06. Material Impairments.

On December 17, 2004, the company’s management, in consultation with the company’s Audit Committee, determined to remove from service and make available for sale certain land and building in Nagoya, Japan that relates to its wholly-owned Japanese subsidiary Asyst Japan, Inc., or AJI. As a result, the company expects to record an impairment charge in its third fiscal quarter in the range of $4 million to $5 million, based on the company’s most-recent assessment of fair market value.
The building has been underutilized since a prior decision to outsource manufacturing, and has previously been partially written down.

The sale of the property is not expected, in and of itself, to result in any direct future cash expenditure (other than associated transaction costs). However, the property comprising the land and building collateralizes approximately $10 million (at the exchange rate as of December 17, 2004) of Japanese Yen-denominated debt held with a local bank. This debt is guaranteed by the company and, in conjunction with the sale of the property, will likely need to be refinanced in whole or in part.

The company estimates that the sale of the property will be effected in the next twelve months. However, until a transaction is completed, the company cannot determine the actual proceeds of any such sale, whether the Japanese Yen-denominated debt held with a local bank will, in fact, be refinanced in whole or in part and what amount, if any, of associated cash out-lay will be required by the company.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The company has appeared before a Nasdaq Listing Qualifications Panel on December 15, 2004, to discuss its filing delay relating to its Form 10-Q for the second fiscal quarter. The panel took no action and the matter remains open. The company requested a filing extension until January 14, 2005, and expects to file in advance of that date its Form 10-Q for the fiscal second quarter and, as a result of the restatement determination discussed in Item 4.02 below, a Form 10-Q/A for the fiscal first quarter.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On December 17, 2004, the company’s management, in consultation with the Audit Committee of the company’s Board of Directors, determined to restate the company’s consolidated financial statements for its fiscal first quarter ended June 26, 2004, and determined that the financial information for that period included in the company’s Form 10-Q previously filed on August 5, 2004, and in any press releases prior to December 20, 2004 which incorporate or reference such financial information, should not be relied upon. Management and the company’s Audit Committee also discussed the matters described in this Item 4.02 with the company’s independent registered public accounting firm.

The company was significantly delayed in reporting its fiscal second quarter results because Asyst Shinko, Inc. (ASI), the company’s 51%-owned joint venture company in Japan, was not able to close its books in a timely manner. As previously announced, this was due to difficulties associated with ASI’s conversion to a new ERP information system and to a now-resolved customer contract dispute at ASI. Closing ASI’s books required substantial review and rebuilding of ASI’s financial records for the fiscal second quarter. This process also identified material accounting errors in ASI’s fiscal first quarter results, which has led to the decision to restate those results. As part of the restatement, the company also made adjustments to the fiscal first quarter results reported for ATI, its base business, to reflect the deferral of certain new product-related revenue that had been previously recognized in the quarter and amortization of deferred stock compensation.

The company believes that the ERP system conversion issues that led to inventory reconciliation difficulties at ASI have been addressed and that the system will support the timely preparation and submission of its consolidated financial statements in future reporting periods.

The accounting errors at ASI primarily understated ASI’s cost of goods sold for the fiscal first quarter by $3.6 million. Consolidated net loss on a GAAP basis for the fiscal first quarter will be restated to $(2.3 million), or $(0.05) per share, compared with a GAAP net loss of $(0.9 million), or $(0.02) per share, as originally reported.

The company anticipates filing its Form 10-Q/A to present the restated financial information for the fiscal first quarter and Form 10-Q for the fiscal second quarter as soon as practicable.

The company has determined that the recent delay in closing ASI’s books, the accounting errors that led to the restatement of fiscal first quarter results, and the improper business practices at ASI constitute material weaknesses in the company’s internal control over financial reporting. The company is enhancing financial controls and procedures to strengthen timely review and analysis of operations and financial results, and plans to increase the level of staffing in critical functional areas, including cost accounting and internal audit at ASI.

The Audit Committee of the company’s board of directors has concluded its independent investigation of the improper business practices at ASI that led to the recently resolved customer contract dispute. The Audit Committee has approved management’s remediation plan for ASI, which is to be implemented over the next several quarters.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASYST TECHNOLOGIES, INC.
Date: December 23, 2004	By:	/s/ Steve Debenham
Steve Debenham
Vice President, Secretary, and General Counsel